Exhibit 10.2

October 8, 2008

Gary Muto

20 Pheasant Lane

Greenwich, CT 06830

Dear Gary,

We are very pleased to offer you an opportunity to join Ann Taylor in the position of President, Ann Taylor LOFT. By joining our organization, you will be contributing to our mission of creating fashionable, feminine, and emotionally compelling brands, which address the ever-evolving lifestyles of women through all of our divisions.

Your anticipated start date is to be determined and you will be reporting to me. Specific terms and conditions of this offer are as follows:

Compensation

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Your starting salary will be $900,000, to be paid semi-monthly. Please note that all payments will be subject to required withholding for federal, state and local taxes. You will earn a bonus of $1,000,000, to be paid on or about April 15, 2009. This bonus is to be repaid in full if you voluntarily leave within one year of its payment.

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Fiscal Year 2008 bonus eligibility will be 70% of your base salary prorated from your date of hire. Under the 2008 Ann Taylor Incentive Plan, the bonus, is based on seasonal results and paid on a seasonal basis for associates in your position. This potential bonus will be determined by corporate (30%) and ATL (70%) operating profit targets under the Ann Taylor Incentive Plan with payout to be made at the sole discretion of the company. Your 2008 bonus is guaranteed to be paid minimally at 100% of your prorated target.

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We are granting you 65,000 stock options. These options vest over a four (4) year period at 25% increments per year on each anniversary date of grant. You will receive a letter outlining the terms within 30 days from your hire date.

•	We are granting you 55,000 shares of Restricted Common Stock. The restrictions on these shares lapse over a four (4) year period in 25% increments.

•	You are eligible in the future to participate in stock options and restricted stock programs. Exact grant amounts will be determined during future grant cycles.

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Fiscal Year 2008 eligibility in the restricted cash feature of the Ann Taylor Incentive Plan with a target of 85% of your base salary prorated from your date of hire. Under this feature, the bonus is based on seasonal results. This potential bonus will be determined by corporate operating profit targets under the Ann Taylor Incentive Plan. If the bonus is earned, the payout will be deferred for a 3 year period. During the 3 year period the final value of the deferral will be based on the average growth or decline of corporate net income. If you are not employed on the date of the payout at the end of the 3 year period you will forfeit the entire bonus.

Paid Time Off

•	Your annual Paid Time Off (PTO) entitlement is 25 days. For 2008, you are eligible for 7 days.

Benefits

•	You will be eligible for medical, dental, vision, life and disability insurance under the Ann Taylor, Inc. Welfare Benefit Plan available on a contributory basis after 30 days of service.

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You are eligible to participate in the Ann Taylor, Inc. 401K plan on the 1st of the month following 30 days of service. If you do not make an election to participate, you will automatically be enrolled in the plan 60 days from your date of hire at a deferral rate of 3%. You will be eligible to receive a match under the plan after one year of service. You have the option at any time to opt out of the plan or to change your contribution election.

•	You are eligible to participate in our discounted stock purchase plan available on set enrollment dates during the year

•	An Associate discount of 40% is available on all full-price and non full-price merchandise

•	Our discounted stock purchase plan is available on set enrollment dates during the year

•	You will be eligible to receive a free Annual Executive Health Exam

•	You will be eligible for Financial Planning Services from Charles Schwab which includes retirement planning and equity compensation consultation.

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You will be eligible to enroll in the Ann Taylor Deferred Compensation Program in early December 2008. You can elect to defer up to 50% of your 2009 base salary and up to 100% of your 2009 ATIP bonus. In addition, you can elect to contribute up to 6% of your earnings above $230,000 which would receive a match under the plan after one year of service.

All payments described in this letter will be subject to applicable payroll and income tax withholding and other applicable deductions.

Induction

On your first day at 9:00 a.m., you are invited to attend an Induction to Ann Taylor. This will be held at the following address:

7 Times Square Tower

Broadway, between 41st and 42nd Street

(proceed to the Sky Lobby reception desk on 5)

New York, NY 10036

The terms and conditions of your employment with Ann Taylor are governed by the laws of New York State and standard company policies. This means that the offer of employment is contingent upon you satisfactorily meeting all pre-employment requirements including background check, proof of your eligibility to work in the United States and execution of the enclosed Confidentiality, Non-Solicitation of Associates and Non-Competition Agreement.

Please understand that this letter is not a contract of continuing employment. Your employment by Ann Taylor is “Employment At Will”, which means for no fixed term, and either you or Ann Taylor may terminate the employment relationship at any time and for any reason.

Please review the terms and conditions of employment outlined in this letter, sign and date the acknowledgment on the following page, and return all pages of this letter in the self-addressed stamped envelope. We have provided an additional copy for your records.

Please also note that you will receive an e-mail from donot-reply@anntaylor.com which contains a link for you to access the balance of your new hire documents electronically. Please complete your new hire documents prior to your start date. On your first day of employment, you will be required to provide documentation that proves you are eligible to work in the United States in order to complete the Form I-9. A complete list of acceptable documents will be available to you once you complete section 1 of the Form I-9 as part of your electronic new hire documents.

Ann Taylor values the unique talents that each new hire brings to our organization. We look forward to welcoming you to our team, and providing you with the opportunity to grow professionally in a supportive environment. If you have any questions regarding this offer, please contact me.

Sincerely,

/s/ Kay Krill
Kay Krill President, CEO, Ann Taylor Stores Corporation

Acceptance of Offer

My signature below confirms acceptance of the offer of employment and my understanding of the terms and conditions associated with it. This signature also confirms that there are no oral promises associated with this offer that are not reflected in this letter. I further acknowledge that I have received, read, and agree to all pre-employment conditions and policies.

Signature:	/s/ Gary Muto	Date:	11/1/08

Enclosed:

–	Benefits Reflections Guide

–	Background Check Consent Form** and Summary of Rights

–	Confidentiality, Non-Solicitation of Associates and Non-Competition Agreement

**Return this signed form along with the signed Offer Letter